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Exhibit 8.1

        [COOLEY GODWARD LLP LETTERHEAD]

June 6, 2002

Wind River Systems, Inc.
500 Wind River Way
Alameda, CA 94501

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the filing of a registration statement (the "Registration Statement") on Form S-3 by Wind River Systems, Inc., a Delaware corporation (the "Company"), covering the resale by certain holders of $150,000,000 principal amount of the Company's 3 3/4% Convertible Subordinated Notes due December 15, 2006 (the "Notes") and the shares of Company Common Stock issuable upon conversion thereof.

We have acted as counsel to the Company in connection with the registration of the resale of the Notes. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

        (a)  the Restricted Global Note dated December 10, 2001;

        (b)  the related Indenture dated December 10, 2001 between the Bankers Trust Company, as trustee, and the Company, and the form of Note attached thereto as Exhibit A;

        (c)  Registration Rights Agreements dated December 10, 2001 between the Company and the initial purchasers of the Notes;

        (d)  the Registration Statement, which includes the Preliminary Prospectus of the Company;

        (e)  that certain tax representation letter of even date herewith delivered to us by the Company (the "Tax Representation Letter"); and

        (f)    such other instruments and documents as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

        (a)  Original documents submitted to us (including signatures thereto) are authentic, and documents submitted to us as copies conform to the original documents;

        (b)  All statements, representations and warranties made or agreed to by the Company, and its management, employees, officers, directors and stockholders in connection with the issuance of the Notes, including, but not limited to, those set forth in the Registration Rights Agreement, the Tax Representation Letter and other documents related to the Company and relied upon by us to support this opinion are, in each case, true and accurate at all relevant times. Any such representation or statement made "to the knowledge of" or otherwise similarly qualified is correct without such qualification. In addition, as to all matters in which a person or entity making such a representation has represented that such person or entity either is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement to take an action, there is in fact no plan, intention, understanding or agreement and such action will not be taken;

        (c)  All covenants contained in the Registration Rights Agreement, the Notes and the Tax Representation Letter are performed without waiver or breach of any material provision thereof; and

        (d)  The payment of interests on the Notes will be reported by the Company on its federal income tax returns in a manner consistent with the opinion set forth below and with the Tax Representation Letter.

OPINION

Based on the foregoing and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement, we are of the opinion that it is more likely than not that the Additional Payments (as hereinafter defined) will not be treated as contingent interest and will not cause the interest under the Notes to be recognized under the original issue discount rules for federal income tax purposes.

DISCUSSION

U. S. Holders of debt instruments with terms as set forth in the Notes would be required to recognize as ordinary income any interest paid or accrued on the Notes, in accordance with their regular method of accounting for U.S. federal income tax purposes. In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceed the issue price of the instrument, the holder could be required to recognize additional interest as "original issue discount" over the term of the instrument. If the amount or timing of any additional payments on a note is contingent, the note could be subject to special rules that apply to contingent debt instruments. These rules generally require a holder to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or retirement of a note before the resolution of the contingencies.

In certain circumstances, investors in the Notes could receive payments in excess of principal and stated interest. First, the Company has a "Fixed Redemption Right." Pursuant to its Fixed Redemption Right, if the Company calls the Notes for redemption at any time beginning on December 15, 2004 through December 14, 2005, Noteholders would be entitled to a redemption price equal to 100.75% of unpaid principal. Second, the Company has a "Conditional Redemption Right." If the Company calls the Notes for provisional redemption pursuant to the Conditional Redemption Right, Noteholders would be entitled to a "make-whole" payment in the amount of all unpaid interest, either upon the redemption or upon a conversion of the Notes after they are called for redemption but before they are actually redeemed. Third, the Company may be required to make additional payments as liquidated damages if the Company does not keep effective a registration statement as required by the Registration Rights Agreement (the "Liquidated Damages Obligation"). These redemption premium payments, make-whole payments and liquidated damages payments are referred to herein as the "Additional Payments."

Because of the lack of authority directly on point and due to the fact that the treatment of the Additional Payments will turn upon the likelihood of the occurrence and the magnitude of certain events that may or may not occur in the future, the tax consequences of the Additional Payments are uncertain. Treasury Regulations § 1.1272-1(c) generally provides rules to determine the yield and maturity of certain debt instruments that provide for an alternative payment schedule (or schedules) applicable upon the occurrence of a contingency (or contingencies). Subsection 1(c) applies, however, only if the timing and amounts of the payments that comprise each payment schedule are known as of the issue date and the debt instrument is subject to paragraph (c)(2), (3), or (5) of the regulation. Generally, if subsection 1(c) is inapplicable to a note with alternative payment schedules such as the Notes, the contingent debt rules set forth in Treasury Regulations §1.1275-4 will govern the treatment of a Note. Moreover, such rules have recently been interpreted expansively (albeit in another context) by the Internal Revenue Service in Rev. Rul. 2002-31, 2002-22 I.R.B.1023.

Paragraph (c)(5) of the regulation controls certain aspects of the Notes if it applies. Treasury Regulations § 1.1272-1(c)(5) provides that:

  Treatment of Certain Options. Notwithstanding paragraphs (c)(2) and (3) of this section, the rules of this paragraph (c)(5) determine the yield and maturity of a debt instrument that provides the holder or issuer with an unconditional option or options, exercisable on one or more dates during the term of the debt instrument, that, if exercised, require payments to be made on the debt instrument under an alternative payment schedule or schedules (e.g., an option to extend or an option to call a debt instrument at a fixed premium). Under this paragraph (c)(5), an issuer is deemed to exercise or not exercise an option or combination of options in a manner that minimizes the yield on the debt instrument,…

Under paragraph (c)(5) the redemption premium payments should be disregarded in determining whether the Notes bear contingent interest because that result will minimize the yield. Other arguments may also apply, including certain de minimis rules in the applicable regulations.

With respect to the make-whole payments and the liquidated damages payments, while arguably instructive, the foregoing paragraph (c)(5) of the regulation is inapplicable because the Conditional Redemption Right and the Liquidated Damages Obligation are not unconditional as required in the paragraph. The former is conditioned upon the Company's Common Stock trading at certain price levels, and the latter is contingent upon the happening of an event, the failure to register, which failure may or may not be elective on the part of the Company.

In the absence of coverage by paragraph (c)(5), analysis should be made under paragraphs (c)(2) and (3) of the regulation. Paragraph (c)(3) applies only to mandatory sinking fund provisions and is inapplicable to the Notes. Thus, the Notes will avoid the application of the contingent payment rules only if paragraph (c)(2) applies. Treasury Regulations § 1.1272-1(c)(2) provides that:

  Payment schedule that is significantly more likely than not to occur. If, based on all the facts and circumstances as of the issue date, a single payment schedule for a debt instrument, including the stated payment schedule, is significantly more likely than not to occur, the yield and maturity of the debt instrument are computed based on this payment schedule.

In making this determination, Treasury Regulations § 1.1272-1(e) provides that an option or right to convert a debt instrument into stock of the issuer is ignored for purposes of Section 1272 of the Internal Revenue Code. Accordingly, we believe, although not free from doubt, that for the purposes of determining whether there is a single payment schedule that is more likely than not to occur, conversions of the Notes, and the necessarily resulting effect on payment schedule resulting therefrom, may be disregarded. However, see Rev. Rul. 2002-31, 2002-22 I.R.B. 1023, where the Internal Revenue Service noted that "[a]lthough a conversion feature alone does not cause a convertible debt instrument to be subject to the noncontingent bond method, the possibility of a conversion is nevertheless a contingency."

The next issue that must be addressed for the purposes of making the paragraph (c)(2) determination of whether there is a single payment schedule that is more likely than not to occur, is the effect of the possibility of the Company's making any Additional Payments. Relevant to this analysis is Treasury Regulations § 1.1275-2(h), which provides for the application of certain principles if one or more payments on a debt instrument are subject to either a remote or incidental contingency. A contingency is remote if there is a remote likelihood either that the contingency will occur or that the contingency will not occur. If there is a remote likelihood that the contingency will occur, it is assumed that the contingency will not occur. Treasury Regulations §1.1275-2(h). Also, a contingency relating to the amount of a payment is incidental if, under all reasonably expected market conditions, the potential amount of the payment is insignificant relative to the total expected amount of the remaining payments on the debt instrument. If a payment on a debt instrument is subject to an incidental contingency, the payment is ignored until the payment is made. Treasury Regulations §1.1275-2(h)(3).

The Company's Tax Representation Letter represents that likelihood is remote that the Company will make, or be required to make, Additional Payments and further that even if it is required to do so notwithstanding such remote likelihood, the amount of such payments will be insignificant relative to the total expected amount of the remaining payments on the Notes at the time such payments are made. Accordingly, we should be able to ignore the possibility of Additional Payments, assuming as we do, there is no special meaning to the words "remote" or "insignificant" as used in the Regulations.

Having established what we believe is the better view of making the paragraph (c)(2) determination, the following Company representation indicates that there is one payment schedule that meets the requirement of such paragraph, thereby rendering the contingent payment rules inapplicable:

  The stated payment schedule on the Notes that assumes no possibility of a redemption or retirement of, or the payment of Additional Amounts with respect to, some or all of the Notes pursuant to the Fixed Redemption Right, the Conditional Redemption Right, or the Liquidated Damages Obligation (as defined in the Opinion), which schedule provides for the payment of interest payments when due and the payment of principal at maturity and the absence of any Additional Payments (as defined in the Opinion), is significantly more likely than not to occur, disregarding for this purpose deviations from such payment schedule that are inherent in an issuance of Company Common Stock pursuant to a Conversion.

Finally, based on the Company's representation as to the relevant the facts and circumstances, we do not believe the result described herein is unreasonable in light of the purposes of the applicable Regulations, so that the anti-abuse rule in Treasury Regulations §1.1275-2(g) would, more likely than not, not apply.

Based on the foregoing and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement, while the treatment of the Notes is not free from doubt and depends upon a factual assessment of the likelihood of the occurrence and the magnitude of certain events that may or may not occur in the future, based in part upon the Company's factual representations, we are of the opinion that it is more likely than not that the Additional Payments will not be treated as contingent interest and will not cause the interest under the Notes to be recognized under the original issue discount rules for federal income tax purposes.

We call to your attention that, even if the Notes are treated as debt instruments that are not contingent debt instruments so that the potential receipt of the Additional Payments does not affect the accrual of interest or the creation of original issue discount, the holders of the Notes will still be required to recognize income or gain upon receipt of the Additional Payments, if made.

LIMITATIONS AND QUALIFICATIONS

This Opinion only the addresses the specific tax consequences expressly set forth under the heading "Opinion". No other opinion, conclusion or ramification is expressed or implied and none may be relied upon.

This Opinion only represents our best judgment as to certain federal income tax consequences of the Notes and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on our interpretation of the Internal Revenue Code of 1986, as amended, existing (as of the date hereof) judicial decisions and administrative guidance including regulations and published rulings. Nevertheless, the Opinion expressed herein is not free from doubt and the law is uncertain in part due to (i) the absence of authority directly on point or otherwise interpreting some of the regulatory and statutory provisions upon which this Opinion is based, and (ii) dependence upon a factual assessment of the likelihood of the occurrence and the magnitude of certain events that may or may not occur in the future. Further because this Opinion is being delivered prior to payment in full under the Notes, it must be considered prospective and dependent on future events. The Internal Revenue Service is not precluded from successfully asserting a position contrary to that expressed herein. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this Opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

Finally, please understand that this Opinion is subject to limitations set forth in the Registration Statement. For example, the Opinion expressed herein applies only to, and for the benefit of, "U.S. Holders" that hold the Notes or Company Common Stock as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code, generally, for investment. For this purpose, U.S. Holders include citizens or residents of the U.S. and corporations, partnerships (unless the Treasury Regulations provide otherwise) or other entities organized under the laws of the U.S. or any political subdivision thereof. For U.S. federal income tax purposes, income earned through a non-U.S. or U.S. partnership or similar pass-through entity is attributed to its partners or owners. Trusts are U.S. Holders if they are subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or if they validly elect to be treated as U.S. persons. An estate is considered a U.S. Holder if its income, regardless of source, is subject to U.S. federal income taxation.

This Opinion does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules, such as:

  •
  Banks or other financial institutions;

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  Holders subject to the alternative minimum tax;

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  Tax-exempt organizations;

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  Expatriates;

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  Insurance companies;

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  Regulated investment companies;

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  Foreign persons or entities;

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  Dealers in securities, commodities or currencies;

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  Persons who hold Notes or Company Common Stock through a partnership or other pass-through entity;

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  Holders whose "functional currency" is not the U.S. dollar;

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  Persons that will hold Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes; or

  •
  Persons deemed to sell Notes or Company Common Stock under the sale provisions of the Internal Revenue Code.

We consent to the reference to our firm under the caption "Certain United States Federal Income Tax Considerations" in the prospectus contained in the Registration Statement and to the reproduction and filing of this Opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward LLP

/s/  SUSAN COOPER PHILPOT

Susan Cooper Philpot

SCP:kme

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  Exhibit 8.1